Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY ATLANTA	FIRM and AFFILIATE OFFICES www.duanemorris.com	BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS MEXICO CITY ALLIANCE WITH MIRANDA & ESTAVILLO

October 23, 2014

Board of Directors

Celator Pharmaceuticals, Inc.

200 PrincetonSouth Corporate Center

Ewing, New Jersey 08628

Re:	Celator Pharmaceuticals, Inc. (the “Corporation”) Form S-3 (Registration File No. 333-193720) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to the proposed public offering by the Corporation (the “Offering”) of (i) up to 7,602,823 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”) of the Corporation, (ii) warrants (the “Warrants”) to purchase up to 760,282 shares of Common Stock (the “Warrant Shares”) evidenced by a form of Warrant Agreement to be entered into between the Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”) substantially in the form filed by the Corporation as Exhibit 4.1 to the Corporation’s Current Report on Form 8-K on October 23, 2014, and (iii) underwriter warrants (the “Underwriter Warrants”) to purchase up to 114,042 shares of Common Stock (the “Underwriter Warrant Shares”) evidenced by the form of Underwriter Warrant substantially in the form filed by the Corporation as Exhibit 4.2 to the Corporation’s Current Report on Form 8-K on October 23, 2014.

The Shares and the Warrants are being offered and sold in units (the “Units”), each Unit consisting of (i) one share of Common Stock and (ii) a Warrant to purchase 0.10 of a share of Common Stock, in accordance with the Underwriting Agreement dated October 22, 2014 between the Corporation and Roth Capital Partners, LLC and National Securities Corporation, as the underwriters (the “Underwriting Agreement”).

Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Board of Directors
Celator Pharmaceuticals, Inc.
October 23, 2014
Page 2

As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement and the Underwriting Agreement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.          The Underwriting Agreement;

b.          The form of Warrant Agreement;

c.          The form of Underwriter Warrant;

d.          The Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, certified by the Secretary of State of the State of Delaware;

e.          The Amended and Restated By-laws of the Corporation in the form filed with the Securities and Exchange Commission; and

f.          Resolutions of the Board of Directors of the Corporation, as attested by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Underwriting Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Board of Directors
Celator Pharmaceuticals, Inc.
October 23, 2014
Page 3

Based upon the foregoing, we are of the opinion that

1.          The issuance of the Shares pursuant to the terms of the Underwriting Agreement against receipt by the Corporation of the consideration for the Units as specified in the Underwriting Agreement will result in the Shares being legally issued, fully paid and non-assessable.

2.          The issuance of the Warrants pursuant to the terms of the Underwriting Agreement against receipt by the Corporation of the consideration for the Units as specified in the Underwriting Agreement, following the execution and delivery of the Warrant Agreement by the Corporation and the Warrant Agent, will result in the Warrants being legally issued, fully paid and non-assessable.

3.          The issuance of the Underwriter Warrants as part of the underwriters’ compensation under the Underwriting Agreement as specified in the Underwriting Agreement, following the execution and delivery of the Underwriter Warrants by the Corporation, will result in the Underwriter Warrants being legally issued, fully paid and non-assessable.

4.          The issuance of the Warrant Shares upon exercise of the Warrants duly effected in accordance with the terms thereof, including payment of the exercise price thereof, will result in the Warrant Shares being legally issued, fully paid and non-assessable.

5.          The issuance of the Underwriter Warrant Shares upon exercise of the Underwriter Warrants duly effected in accordance with the terms thereof, including payment of the exercise price thereof, will result in the Underwriter Warrant Shares being legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Board of Directors
Celator Pharmaceuticals, Inc.
October 23, 2014
Page 4

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus and the prospectus supplement that is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP

JWK/